EXHIBIT 10.31

                                  4221 POTTERS WALK      PHONE: 404.252.3710
                                  ATLANTA, GA 30342      TOLL FREE: 800.290.8935
                                                         FAX: 404.252.3660

                         FINANCIAL CONSULTING AGREEMENT

                  This agreement is made by and between LIFESTREAM TECHNOLOGIES INC., a Nevada based corporation having its principle office at 510 Clearwater Loop, Suite 101, Post Falls, Idaho 83854 (the "COMPANY"), and Bernard R. Schmitt having his principle office at 4221 Potters Walk, Atlanta, Georgia 30342 (the "CONSULTANT").

         In consideration of the mutual promise contained herein and on the terms and conditions hereinafter set fourth, the Company and Consultant agree as follows:

1. PROVISION OF SERVICES: Investor Relations Program For Lifestream Technologies Inc. for the next four (4) months.

         (A) Consultant shall, to the extent reasonably required, develop and coordinate a program to increase public awareness of Lifestream, including particularly among the investment community, which program will include the following services to be rendered by the Consultant as well as the additional services which may be provided by third parties as provided below:

         (I) Market-Pulse.com Online Newsletter - Lifestream will be in our newsletter profile for the next four (4) months. We will email our subscriber base once a week for the next four (4) months. Our email subscriber base is made up of thousands of investors, brokers and financiers interested in small and micro-cap companies. All are targeted, affluent members of the investment community who are seeking the information we disseminate. In addition, at any time Lifestream releases a press release during the duration of the contract, we will also email our subscribers with that press release.

         (II)     Profile on Market Pulse Navigator web site for the next four
(4) months, with updates weekly.

         (III) Investment Opinion - Market Pulse may, in its sole discretion, issue a favorable investment opinion anytime Lifestream issues a press release that Market Pulse deems to be a significant positive event for the company.

                  Please courier an investor's package and any current press releases to the production department: Attn: Victoria Stowers, 93 County Road 635, Chancellor, AL 36316.

         (B) Consultant shall use its best efforts in the furnishing of advice and recommendations, and for this purpose consultant shall, at all times, maintain or keep and make available qualified persons or a network of qualified outside professionals for the performance of its obligations under this agreement. To the extent reasonably practical, consultant shall use its own personnel rather than outside professionals.

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2.       COMPENSATION

(A) The total cost for the Consultant's services is 3,000,000 restricted shares of stock in Lifestream Technologies Inc. as payment for the consulting agreement. These shares will be included with piggyback registration rights and will also be included in the current SB2 registration statement. Please issue stock certificate to Bernard R. Schmitt, SS#: ###-##-####. Please courier stock certificate to Bernard
         R. Schmitt, 4221 Potters Walk, Atlanta, GA 30342.

(B) Client understands and agrees that the compensation paid to consultant is earned by consultant upon receipt. The compensation paid to consultant under this agreement is solely an inducement for consultant to accept this engagement on Clients' behalf. Client further understands and agrees that the compensation paid to consultant is not returnable or refundable under any circumstances, including any claim made by client that the services contracted for were not performed or were not of value sufficient to warrant the compensation paid to consultant.

3.       LIABILITY; INDEMNIFICATION

         (A) The Client shall indemnify, hold harmless and defend Consultant and its officers, directors, employees and agents from, against and in respect of any loss, damage, liability, judgment, cost or expense whatsoever, including counsel fees, suffered or incurred by it or him by reason of, or on account of, its status or activities as a consultant to Client hereunder, except for any loss , damage, liability, judgment, cost or expense resulting from willful malfeasance, bad faith or gross negligence in the performance of Consultant's duties hereunder.

         (B) Consultant shall indemnify, save harmless and defend the Client from, against and in respect of any loss, damage, liability, judgment, cost or expense whatsoever, including counsel fees, suffered or incurred by it or him by reason of, or on account of, willful malfeasance, bad faith or gross negligence in the performance of Consultant's duties hereunder.

4.      STATUS OF CONSULTANT

         Consultant shall at all times be an independent contractor of the Client and, except as expressly provided or authorized by this Agreement, shall have no authority to act for or represent the Client. The Client acknowledges that the Consultant may, from time to time, subcontract the performance of certain of its services hereunder to third parties, in which event the Consultant shall be responsible for the timely and professional performance of such services as if the Consultant had provided same.

5.       OTHER ACTIVITIES OF CONSULTANT

         The Client recognizes that Consultant now renders and may continue to render management and other services to other clients, which may or may not have policies and conduct activities similar to those of the Client. Consultant shall be free to render such advice and other services and the Client hereby consents thereto. Consultant shall not be required to devote its full time and attention to the performance of its duties under this Agreement, but shall devote only so much of its time and attention as it deems reasonable or necessary for such purposes.

6.       TERMS

          Consulting agreement will become effective upon receipt of signed contract and payment. If there is a delay in the client's registration statement becoming effective, MP at its discretion may suspend services until clients registration statement is declared effective. MP then will resume its services whenever the SB2 registration statement becomes effective and its shares are registered and free trading.

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7.       IN GENERAL

         This agreement sets forth the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior discussions, agreements and understandings of any nature between them with respect thereto. This agreement shall be governed by and construed in accordance with the laws of the State of Georgia applicable to agreements made to be performed entirely within such State.

IN WITNESS WHEREOF, The parties have caused this agreement to be signed by their respective officers or representatives duly authorized on the day and year first below written:

Lifestream Technologies Inc.


/s/ Christopher Maus                                January 11, 2005
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Christopher Maus                                    Date


Bernard R. Schmitt


/s/ Bernard R. Schmitt                              January 11, 2005
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Bernard R. Schmitt                                  Date
Chief Executive Officer